PRICING SUPPLEMENT NO. MP-2	FILED PURSUANT TO RULE 424(b)(2)
DATED OCTOBER 13, 2006	REGISTRATION NO. 333-106040
TO PROSPECTUS DATED JULY 24, 2006
AND PROSPECTUS SUPPLEMENT DATED OCTOBER 12, 2006
AMERICAN INTERNATIONAL GROUP, INC.
FLOATING RATE MEDIUM-TERM NOTES, SERIES MP, MATCHED INVESTMENT PROGRAM, DUE OCTOBER 18, 2011

Principal Amount: U.S.$400,000,000	Original Issue Date: October 18, 2006
Agents’ Discount or Commission: U.S.$1,000,000	Stated Maturity: October 18, 2011
Net Proceeds to Issuer: U.S.$399,000,000	Interest Rate: 3 Month Libor + 11 bps
Form: ☑ Book Entry ☐ Certificated	CUSIP No.: 02687QBD9
Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof): N/A
The notes are being placed through or purchased by the Agents listed below:

Lehman Brothers Inc.	U.S.$	113,333,000	Capacity:	☐ Agent	☑ Principal
Morgan Stanley & Co. Incorporated	U.S.$	113,333,000	Capacity:	☐ Agent	☑ Principal
Wachovia Capital Markets, LLC	U.S.$	113,334,000	Capacity:	☐ Agent	☑ Principal
Citigroup Global Markets Inc.	U.S.$	15,000,000	Capacity:	☐ Agent	☑ Principal
Credit Suisse Securities (USA) LLC	U.S.$	15,000,000	Capacity:	☐ Agent	☑ Principal
Deutsche Bank Securities Inc.	U.S.$	15,000,000	Capacity:	☐ Agent	☑ Principal
HSBC Securities (USA) Inc.	U.S.$	15,000,000	Capacity:	☐ Agent	☑ Principal

If as Agent:	The notes are being offered at a fixed initial public offering price of ___% of principal amount.

If as Principal:	☐ The notes are being offered at varying prices related to prevailing market prices at the time of resale.
☑ The notes are being offered at a fixed initial public offering price of 100% of principal amount.

Initial Interest Rate:	5.48438%
Interest Reset Dates:	Quarterly on each January 18, April 18, July 18 and October 18
Interest Payment Dates:	Quarterly on each January 18, April 18, July 18 and October 18,	INTEREST RATE BASIS OR BASES:
	commencing on January 18, 2007	☐ CD Rate
☐ CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date	☐ CMT Moneyline Telerate Page 7051
☐ CMT Moneyline Telerate Page 7052
Spread (+/-): + 11 bps		☐ One-Week Average Yield
Spread Multiplier: N/A		☐ One-Month Average Yield
Maximum Interest Rate: N/A		☐ Commercial Paper Rate
Minimum Interest Rate: N/A		☐ Eleventh District Cost of Funds Rate
Index Maturity: 3 Months		☐ Federal Funds Open Rate
☐ Federal Funds Rate
INTEREST CALCULATION:		☑ LIBOR
☑ Regular Floating Rate Note		☐ LIBOR Reuters
☐ Floating Rate/Fixed Rate Note		☑ LIBOR Moneyline Telerate
Fixed Rate Commencement Date:		☐ Prime Rate
Fixed Interest Rate:		☐ Treasury Rate
☐ Inverse Floating Rate Note		☐ Other
Fixed Interest Rate:
Redemption Provisions:
☑	The notes cannot be redeemed prior to the Stated Maturity.

☐	The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage: ___%

Annual Redemption Percentage Reduction: ___%
Optional Repayment Provisions:
☑	The notes cannot be repaid prior to the Stated Maturity.

☐	The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
Optional Repayment Date(s):

Use of Proceeds:	We intend to use the net proceeds from the sale of the notes to fund the AIG Matched Investment Program, American International Group, Inc.’s principal spread-based investment activity.
Other Provisions:
     Calculation Agent: The Bank of New York
We are offering notes on a continuing basis through AIG Financial Securities Corp., ABN AMRO Incorporated, Banca IMI S.p.A., Banc of America Securities LLC, Barclays Capital Inc., Bear, Stearns & Co. Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Daiwa Securities SMBC Europe Limited, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., McDonald Investments Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, TD Securities (USA) LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its best efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $1,750,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.